Exhibit 3.1

ARTICLES OF INCORPORATION FOR A STOCK CORPORATION

FIRST: The undersigned Thomas J. Kenan whose address is 201 Robert S. Kerr Avenue, Suite 1000, Oklahoma City, OK 73102, being at least eighteen years of age do(es) hereby form a corporation under the laws of the State of Maryland.

SECOND: The name of the corporation is North American Royalty Corp.

THIRD: The purpose for which the corporation is formed is as follows: To engage in any lawful business or other activity.

FOURTH: The street address of the principal office of the corporation in Maryland is: 516 North Charles Street, Fifth Floor, Baltimore MD 21201.

FIFTH: The name of the resident of the corporation in Maryland is: Capitol Corporate Services, Inc. whose address is 516 N. Charles Street, Fifth Floor, Baltimore, MD 21201.

SIXTH: The corporation has authority to issue 50,000,000 shares of Common Stock at $0.001 par value per share, and 10,000,000 shares of Preferred Stock at $0.001 par value.

SEVENTH: The number of directors of the corporation shall be no more than 5 which number may be increased or decreased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders, and the name(s) of the director(s) who shall act until the first meeting or until their successors are duly chosen and qualified is/are: Thomas J. Kenan.

IN WITNESS WHEREOF, I have signed these	I hereby consent to my designation in this
articles and acknowledge the same to be my act.	document as resident agent for this corporation.

SIGNATURE(S) OF INCORPORATOR(S):	SIGNATURE OF RESIDENT AGENT USTED IN FIFTH:

/s/ Thomas J. Kenan	/s/ Delanie Case, Assistant Secretary

Filing party’s return address:

Capitol Services Corporate Filings Teams

800 Brazos, Suite 1100

Austin, TX 78701